Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File No. 333-215553 and File No. 333-225749 on Form S-8 of HV Bancorp, Inc. of our report dated March 27, 2020, relating to our audits of the consolidated financial statements of HV Bancorp, Inc. as of December 31, 2019, June 30, 2019 and 2018 and for the transitional six months ended December 31, 2019 and the two years in the period ended June 30, 2019, which is included in this transition report on Form 10-KT of HV Bancorp, Inc. for the transition period from July 1, 2019, to December 31, 2019.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania

March 27, 2020